As filed with the Securities and Exchange Commission on August 26, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TERREMARK WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Delaware	84-0873124
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Biscayne Tower
2 South Biscayne Boulevard, Suite 2800
Miami, Florida 33131

(Address of principal executive offices)
Amended and Restated Terremark Worldwide, Inc. 2005 Executive Incentive Compensation Plan

(Full title of the plan)
Jose A. Segrera
Chief Financial Officer
Terremark Worldwide, Inc.
One Biscayne Tower
2 South Biscayne Boulevard, Suite 2800
Miami, Florida 33131
(305) 961-3200

(Telephone number, including area code, of agent for service)
Copies to:
Jaret L. Davis, Esq.
Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
(305) 579-0500
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated Filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed
Title of securities	Amount to be	offering price	maximum aggregate	Amount of
to be registered	registered (1)	per share (2)	offering price (2)	registration fee
Common Stock, par value $0.001 per share	5,000,000	$7.83	$39,150,000	$2,791.40

(1)	Pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, $0.001 par value per share (“Common Stock”), of Terremark Worldwide, Inc. (the “Registrant”) which become issuable under the Amended and Restated Terremark Worldwide, Inc. 2005 Executive Incentive Compensation Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h) and 457(c) under the Securities Act based on the average of the high and low prices reported by the NASDAQ Global Market on August 24, 2010.

STATEMENT OF INCORPORATION BY REFERENCE
     This Registration Statement on Form S-8 is being filed to register an additional five million (5,000,000) shares of Common Stock of the Registrant for offer and sale under the Plan. The earlier Registration Statement on Form S-8 filed by Terremark with the Securities and Exchange Commission on April 5, 2006 (File No. 333-132995), as amended, relating to the Plan is hereby incorporated by reference in this Registration Statement. This incorporation is made under General Instruction E to Form S-8 regarding the registration of additional securities of the same class as other securities for which there has been filed a Registration Statement on Form S-8 relating to the same employee benefit plan.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on August 26, 2010.

TERREMARK WORLDWIDE, INC.
By:	/s/ Manuel D. Medina
Manuel D. Medina
Chairman, President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Jose A. Segrera
Jose A. Segrera
Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY
     Each person whose signature appears below hereby appoints Manuel D. Medina his true and lawful attorney-in-fact with the authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Manuel D. Medina Manuel D. Medina	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	August 26, 2010
/s/ Joseph R. Wright, Jr. Joseph R. Wright, Jr.	Director	August 26, 2010
/s/ Guillermo Amore Guillermo Amore	Director	August 26, 2010
/s/ Frank Botman Frank Botman	Director	August 26, 2010
/s/ Antonio S. Fernandez Antonio S. Fernandez	Director	August 26, 2010
/s/ Hon. Arthur L. Money Hon. Arthur L. Money	Director	August 26, 2010
/s/ Marvin S. Rosen Marvin S. Rosen	Director	August 26, 2010
/s/ Rodolfo A. Ruiz Rodolfo A. Ruiz	Director	August 26, 2010
/s/ Timothy Elwes Timothy Elwes	Director	August 26, 2010
/s/ Melissa Hathaway Melissa Hathaway	Director	August 26, 2010
/s/ José A. Segrera José A. Segrera	Chief Financial Officer (Principal Accounting Officer)	August 26, 2010

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Greenberg Traurig, P.A.

10.1
Amended and Restated Terremark Worldwide, Inc. 2005 Executive Incentive Plan., filed as Annex A to the Registrant’s definitive proxy statement filed in connection with its 2010 Annual Meeting of Stockholders and incorporated by reference herein.

23.1	Consent of KPMG LLP

23.2	Consent of Greenberg Traurig, P.A. (contained in its opinion filed as Exhibit 5.1 hereto)

24.1	Power of Attorney (contained in the signature page to this Registration Statement)